Exhibit 5.1

November 18, 2025

Brazil Potash Corp.

198 Davenport Road

Toronto, Ontario M5R 1J2

Re: Brazil Potash Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Brazil Potash Corp., an Ontario corporation (the “Corporation”), in connection with the Corporation’s filing of a Registration Statement on Form F-1 (as amended, the “Registration Statement”), filed by the Corporation under the U.S. Securities Act of 1933, as amended (the “Act”), covering (i) 4,550,000 common shares in the capital of the Corporation, no par value per share (such common shares, the “Pre-Funded Warrant Shares”; and the common shares in the capital of the Corporation generally, the “Common Shares”), issuable by the Corporation upon the exercise of certain outstanding pre-funded warrants (“Pre-Funded Warrants”) held by selling shareholders named in the Registration Statement (the “Selling Shareholders”), (ii) 14,000,000 Common Shares (“Common Warrant Shares”; and together with Pre-Funded Warrant Shares, the “Warrant Shares”) issuable by the Corporation upon the exercise of certain outstanding common warrants (“Common Warrants”; and together with the Pre-Funded Warrants, the “Warrants”) held by Selling Shareholders, and (iii) the resale of 9,450,000 Common Shares (“Resale Shares”; and together with the Warrants and the Warrant Shares, “Securities”) held by Selling Shareholders.

Documents Reviewed

For the purposes of this opinion, we have examined and relied on, among other things, the following:

(a)

a certificate of even date herewith of the Chief Executive Officer of the Corporation with respect to certain factual matters, and enclosing copies of, inter alia, the articles and by-laws of the Corporation and resolutions passed by the directors of the Corporation that relate to the Securities and the actions taken or to be taken in connection therewith (the “Officer’s Certificate”); and

(b)	a certificate of status, dated November 17, 2025, issued by the Ministry of Public and Business Service Delivery (Ontario) in respect of the Corporation (the “Certificate of Status”).

In preparation for the delivery of this opinion letter, we have examined the above-mentioned documents, and we have examined all such other documents and made such other investigations as we consider relevant and necessary in order to give this opinion letter. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us. As to various questions of fact material to this opinion letter, which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation including, without limitation, the Certificate of Status and the Officer’s Certificate.

For purposes of the opinions set forth below, we have assumed:

(a)	the legal capacity of all individuals;

(b)

the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals, and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied, photostatic, electronically transmitted copies (including commercial reproductions);

(c)	the identity and capacity of any person acting or purporting to act as a corporate or public official;

(d)	the accuracy and completeness of all information provided to us by public officials or offices of public record;

(e)	the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including the Officer’s Certificate);

(f)	the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

(g)

the Securities were or will be offered, issued and sold, as applicable, in compliance with applicable United States federal and state securities laws, in the manner stated in the Registration Statement, and in accordance with their terms; and

(h)	that the facts stated in the Certificate of Status continue to be true and correct as at the date hereof.

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Qualifications

When our opinion refers to the Resale Shares having been issued, or the Warrant Shares to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such Resale Shares or Warrant Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Resale Shares or Warrant Shares, as applicable, in order to complete payment for the Resale Shares or Warrant Shares, as applicable, to satisfy claims of creditors, or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Resale Shares or Warrant Shares.

Laws

We are qualified to practise law only in the Province of Ontario. Our opinion below is limited to the existing laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion letter and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other United States federal or state laws, rules or regulations applicable to the Corporation.

Reliance

In rendering our opinion in paragraph 1 below as to the valid existence of the Corporation, we have relied solely on the Certificate of Status.

Opinions

Based and relying upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that:

1.	The Corporation is a corporation existing under the Business Corporations Act (Ontario) and has not been dissolved.

2.	The Resale Shares have been validly issued by the Corporation as fully paid and non-assessable shares in the capital of the Corporation.

3.

The Warrant Shares issuable upon exercise of the Warrants have been reserved for issuance and such Warrant Shares, when issued and delivered by the Corporation in accordance with the terms of the Warrants, against payment for the exercise price therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the prospectus included in the Registration Statement, and the filing of this opinion letter with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is furnished to you at your request in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. No opinion is expressed as to the contents of the Registration Statement, other than the opinions expressly set forth herein relating to the Securities. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any obligation or duty to update this opinion letter after the date hereof to reflect, or to advise you of, any changes in applicable laws or other circumstances stated or assumed herein, and express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Yours truly,

/s/ Wildeboer Dellelce LLP
Wildeboer Dellelce LLP